                                                                 Exhibit 4(b)1

                                                     Executed in 6 Counterparts
                                                         of which this is
                                                         Counterpart No. 2


                     SUPERIOR WATER, LIGHT AND POWER COMPANY

                                       TO

                                  CHEMICAL BANK

                                       and

                                   PETER MORSE


                     As Trustees Under Superior Water, Light
                 and Power Company's Mortgage and Deed of Trust,
                            Dated as of March 1, 1943





                          ----------------------------
                          SIXTH SUPPLEMENTAL INDENTURE
                          ----------------------------



                           Dated as of March 24, 1994

                          SIXTH SUPPLEMENTAL INDENTURE


         INDENTURE,  dated as of the 24th day of March,  1994,  made and entered into by and between SUPERIOR WATER, LIGHT AND POWER COMPANY, a corporation of the State of Wisconsin, whose post office address is 1230 Tower Avenue, Superior, Wisconsin 54880 (hereinafter sometimes called the Company), party of the first part, and CHEMICAL BANK (successor to Chemical Bank & Trust Company), a corporation of the State of New York, whose principal corporate trust office at the date hereof is 450 West 33rd Street, New York, New York 10001 (hereinafter called the Corporate Trustee) , and PETER MORSE (successor to Howard B. Smith, Russell H. Sherman, Richard G. Pintard, Steven F. Lasher, and
C. G. Martens), whose post office address is 84-26 115th Street, Richmond Hill, New York 11418 (hereinafter sometimes called the Co-Trustee), parties of the second part (the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the Trustees), as Trustees under the Mortgage and Deed of Trust dated as of March 1, 1943 (hereinafter called the Mortgage), which Mortgage was executed and delivered by Superior Water, Light and Power Company to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this Indenture (hereinafter sometimes called the Sixth Supplemental Indenture) being supplemental thereto;

         WHEREAS, said Mortgage was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on May 3, 1943, in Volume 191 of Mortgages at page 1, Document No. 362844; and

         WHEREAS, an instrument dated as of September 15, 1949, was executed by the Company appointing Russell H. Sherman as Co-Trustee in succession to said Howard B. Smith, resigned, under said Mortgage and by Russell H. Sherman accepting the appointment as Co-Trustee under said Mortgage in succession to the said Howard B. Smith, which instrument was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on October 8, 1949, in Volume 196 of Mortgages at page 510, Document No. 398649; and

         WHEREAS, by the Mortgage, the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectively the purposes of the Mortgage and to make subject to the lien of the Mortgage any property acquired after the date of the execution of the Mortgage and intended to be subject to the lien thereof; and

         WHEREAS, the Company executed and delivered to the Trustees its First Supplemental Indenture, dated as of March 1, 1951 (hereinafter called its First Supplemental Indenture), which was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on March 30, 1951, in Volume 205 of Mortgages at page 73, Document No. 405297; and

         WHEREAS, an instrument dated as of May 16, 1961, was executed by the Company appointing Richard G. Pintard as Co-Trustee in succession to said
Russell H. Sherman, resigned, under said Mortgage and by Richard G. Pintard accepting the appointment as Co-Trustee under said Mortgage in succession to said Russell H. Sherman, which instrument was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on May 31, 1961, in Volume 256 of Mortgages at page 423, Document No. 453857; and

         WHEREAS , the Company executed and delivered to the Trustees its Second Supplemental Indenture, dated as of March 1, 1962 (hereinafter called its Second Supplemental Indenture), which was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on March 26, 1962, in Volume 261 of Mortgages at page 81, Document No. 457662; and

         WHEREAS, an instrument dated as of June 23, 1976, was executed by the Company appointing Steven F. Lasher as Co-Trustee in succession to said Richard
G. Pintard, resigned, under said Mortgage and by Steven F. Lasher accepting the appointment as Co-Trustee under said Mortgage in succession to said Richard G. Pintard, which instrument was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on July 16, 1976, in Volume 353 of Records at page 274, Document No. 532495; and

         WHEREAS , the Company executed and delivered to the Trustees its Third Supplemental Indenture, dated as of July 1, 1976 (hereinafter called its Third Supplemental Indenture), which was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on October 1, 1976, in Volume 355 of Records at page 683, Document No. 534332; and

         WHEREAS, an instrument dated as of December 30, 1977, was executed by the Company appointing C. G. Martens as Co-Trustee in succession to said Steven
F. Lasher, resigned, under said Mortgage and by C. G. Martens accepting the appointment as Co-Trustee under said Mortgage in succession to said Steven F. Lasher, which instrument was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on February 13, 1985, in Volume 436 of Records at page 264, Document No. 589308; and

         WHEREAS, the Company executed and delivered to the Trustees its Fourth Supplemental Indenture, dated as of March 1, 1985 (hereinafter called its Fourth Supplemental Indenture), which was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on March 19, 1985, in Volume 436 of Records at page 910, Document No. 589776; and

         WHEREAS, an instrument dated as of October 26, 1992, was executed by the Company appointing Peter Morse as Co-Trustee in succession to said C. G. Martens, resigned, under said Mortgage and by Peter Morse accepting the appointment as Co-Trustee under said Mortgage in succession to said C. G. Martens, which instrument was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on November 13, 1992, in Volume 539 of Records at page 9, Document No. 649056; and

         WHEREAS, the Company executed and delivered to the Trustees its Fifth Supplemental Indenture, dated as of December 1, 1992 (hereinafter called its Fifth Supplemental Indenture), which was recorded in the office of the Register of Deeds in and for Douglas County, Wisconsin, on December 28, 1992, in Volume 541 of Records at page 229, Document No. 650104; and

         WHEREAS, in addition to the property described in the Mortgage, as heretofore supplemented, the Company has acquired certain other property, rights and interests in property; and

         WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, bonds of a series entitled and designated First Mortgage Bonds, 3 3/8% Series due 1973 (hereinafter called the bonds of the First Series), in the aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), none of which bonds of the First Series are now Outstanding; bonds of a series entitled and designated First Mortgage Bonds, 3 1/10% Series due 1981 (hereinafter called the bonds of the Second Series), in the aggregate principal amount of Five Million Dollars ($5,000,000), none of which bonds of the Second Series are now Outstanding; bonds of a series entitled and designated First Mortgage Bonds, 5% Series due 1992 (hereinafter called the bonds of the Third Series), in the aggregate principal amount of Two Million Seven Hundred Thousand Dollars ($2,700,000), none of which bonds of the Third Series are now Outstanding; bonds of a series entitled and designated First Mortgage Bonds, 9 5/8% Series due 2001 (hereinafter called the bonds of the Fourth Series), in the aggregate principal amount of Three Million Dollars ($3,000,000), of which One Million Two Hundred Thousand Dollars ($1,200,000) aggregate principal amount is now Outstanding; bonds of a series entitled and designated First Mortgage Bonds, 12 1/2% Series due 1992 (hereinafter called the bonds of the Fifth Series), in the aggregate principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), none of which bonds of the Fifth Series are now Outstanding; and bonds of a series entitled and designated First Mortgage Bonds, 7.91% Series due 2013 (hereinafter called the bonds of the Sixth Series), in the aggregate principal amount of Five Million Dollars ($5,000,000), of which Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) aggregate principal amount is now Outstanding; and

         WHEREAS, Section 120 of the Mortgage provides, among other things, that the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to be of record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and

         WHEREAS, the Company now desires to modify the Third Supplemental Indenture and the terms of the bonds of the Fourth Series, issued under the Third Supplemental Indenture, and to add to the covenants, limitations or restrictions contained in the Mortgage certain other covenants, limitations or restrictions to be observed by it and to amend the Mortgage; and

         WHEREAS, the execution and delivery by the Company of this Sixth Supplemental Indenture, and the modifications of the Third Supplemental Indenture and the terms of the bonds of the Fourth Series hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate resolutions of said Board of Directors;

         WHEREAS, the amendments to the Third Supplemental Indenture and the terms of the bonds of the Fourth Series contained in this Sixth Supplemental Indenture have been duly approved by the holders of one hundred per centum
(100%) in principal amount of the bonds outstanding and entitled to vote thereon.

         NOW, THEREFORE, THIS INDENTURE WITNESSETH: That Superior Water, Light and Power Company, in consideration of the premises and of One Dollar ($1) to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment both of the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect, and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto Peter Morse and (to the extent of its legal capacity to hold the same for the purposes hereof) to Chemical Bank, as Trustees under the Mortgage, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all and singular the permits, franchises, rights, privileges, grants and property, real, personal and mixed, now owned or which may be hereafter acquired by the Company (except any of the character herein or in the Mortgage expressly excepted), including (but not limited to) its electric light and power works, gas works, water works, buildings, structures, machinery, equipment, mains, pipes, lines, poles, wires, easements, rights of way, permits, franchises, rights, privileges, grants and all property of every kind and description, situated in the City of Superior, Douglas County, Wisconsin, or elsewhere in Douglas County, Wisconsin, in Washburn County, Wisconsin, or in any other place or places, now owned by the Company, or that may be hereafter acquired by it, including, but not limited to, the following described properties of the Company--that is to say:

         All Lands and Rights and Interests in Lands of the Company (except any such property as may have been released from the lien of the Mortgage), including, but not limited to, all such property acquired by the Company under the following deed, which is referred to for more particular descriptions thereof, to wit:

                  Deed from Burlington Northern Railroad to the Company, dated December 17, 1993 and recorded in the office of the Register of Deeds of Douglas County, Wisconsin, on January 25, 1994, in Volume 565 of Records at p. 510.

        All other property, real, personal and mixed, acquired by the Company after the date of the execution and delivery of the Mortgage (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned or hereafter acquired by the Company and wheresoever situated, including (without in any way limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in this Sixth Supplemental Indenture) all lands, power sites, flowage rights, water rights, water franchises, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants, works, reservoirs and tanks for the pumping and purification of water; all water works; all plants for the generation of electricity by water, steam and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, street and interurban railway systems, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, water, electric, gas and other machines, regulators, meters, transformers, generators, motors, water, electrical, gas and mechanical appliances, conduits, cables, water, steam, heat, gas or other mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture, chattels and choses in action; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of water, electric current, gas, steam heat or hot water for any purpose, including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property herein before or in the Mortgage, as heretofore supplemented, described.

         Together with all and singular the tenements, hereditaments and appurtenances belonging or in any way appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

         It is hereby agreed by the Company that all the property, rights and franchises acquired by the Company after the date hereof (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted) shall be and are as fully granted and conveyed hereby and as fully embraced within the lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein and conveyed hereby.

         Provided that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of the Mortgage, via: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business and fuel, oil and similar materials and supplies consumable in the operation of any properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles;
(3) bills, notes and accounts receivable, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; the last day of the term of any lease or leasehold which may heretofore have or hereafter may become subject to the lien of the Mortgage; (4) water, electric energy, gas, ice and other materials or products pumped, stored, generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (5) the Company's franchise to be a corporation; and (6) all permits, franchises, rights, privileges, grants and property in the state of Minnesota now owned or hereafter acquired unless such permits, franchises, rights, privileges, grants and property in the state of Minnesota shall have been subjected to the lien of the Mortgage by an indenture or indentures supplemental to the Mortgage, pursuant to authorization of the Board of Directors of the Company, whereupon all the permits, franchises, rights, privileges, grants and property then owned or thereafter acquired by the Company in the state of Minnesota (except property of the character expressly excepted from the lien of the Mortgage in clauses (1) to (5) above, inclusive), shall become and be subject to the lien of the Mortgage as part of the Mortgaged and Pledged Property and may be released, funded and otherwise dealt with on the same terms and subject to the same conditions and restrictions as though not theretofore excepted from the lien of the Mortgage; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 of the Mortgage.

         To have and to hold all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto Peter Morse and (to the extent of its legal capacity to hold the same for the purposes hereof) to Chemical Bank, as Trustees, and their successors and assigns forever.

         In trust nevertheless, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as heretofore supplemented, this Sixth Supplemental Indenture being supplemental thereto.

         And it is hereby covenanted by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as heretofore supplemented, shall affect and apply to the property herein before described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as Trustees of said property, in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to the Trustees by the Mortgage as part of the property therein stated to be conveyed.

         The Company further covenants and agrees to and with the Trustees and their successors in said trust under the Mortgage as follows:

                                   ARTICLE I.

                Amendment to the Third Supplemental Indenture and
                      Terms of the Fourth Series of Bonds.

         SECTION  1.  Effective  upon  the  date  of  this  Sixth   Supplemental
Indenture, the Third Supplemental Indenture and the terms of the Bonds of the Fourth Series shall be amended as follows:

         (a) The Bonds of the Fourth Series shall bear interest (computed on the basis of a 360 day year--30-day month) at the rate of (a) six and ten hundredths per centum (6.10%) per annum at any time other than during the continuance of a Payment Default and (b) eight and ten hundredths per centum (8.10%) per annum during the continuance of any Payment Default, payable semi-annually on January 1 and July 1 of each year, commencing July 1, 1994, except that any overdue payment (including any overdue prepayment) of principal, any overdue payment of any premium and to the extent that payment of such interest is enforceable under applicable law, any overdue installment of interest shall bear interest (computed on the basis of a 360-day year--30-day month), payable semiannually as aforesaid (or, at the option of the holder of the Bonds, on demand), at a rate per annum from time to time equal to the greater of (i) eight and ten hundredths per centum (8.10%) or (ii) the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its prime rate. The rate of interest to be borne by the Bonds of the Fourth Series prior to the date of this Sixth Supplemental Indenture shall be the rate provided by Section 1 of Article I of the Third Supplemental Indenture prior to the amendments thereto made by this Sixth Supplemental Indenture. The principal of, and the premium, if any, and the interest on, the Bonds of the Fourth Series shall be payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the office or agency of the Company in the Borough of Manhattan, City of New York, or the office of the Company in Superior, Wisconsin.

         (b) The Bonds of the Fourth Series may be redeemed prior to maturity, in whole at any time or in part (in multiples of $500,000) from time to time, at the option of the Company, or by the application (either at the option of the Company or pursuant to the requirements of the Mortgage) of cash delivered to or deposited with the Corporate Trustee pursuant to the provisions of Section 39,
Section 61, Section 64 or Section 118 of the Mortgage or with the Proceeds of Released Property, in any such case at 100% of the principal amount of the bonds being redeemed plus interest accrued thereon to the date of redemption, together with a premium equal to the Yield Maintenance Amount, if any, with respect to the bonds being redeemed. Any Bond of the Fourth Series redeemed pursuant to this paragraph may not be delivered to the Corporate Trustee in full or partial satisfaction of the sinking fund requirement contained in Section 2 of the Third Supplemental Indenture and shall not reduce the amount of the Bonds of the Fourth Series to be redeemed pursuant to such Section 2.

         Notice of any redemption of the Bonds of the Fourth Series shall be given by mail, postage prepaid, at least 30 days prior to the date of redemption, to the registered owners of all Bonds to be so redeemed at their respective addresses appearing on the books maintained by the Company pursuant to Section 13 of the Mortgage. Any notice which is mailed as herein provided shall be conclusively presumed to have been properly and sufficiently given on the date of such mailing, whether or not the registered owner receives the notice. In any case, failure to give notice by mail, or any defect in such notice, to the registered owner of any Bond of the Fourth Series designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Bond of the Fourth Series.

         The provisions of this clause (b) shall apply in lieu of the provisions of subdivision (I) of Section 1 of Article I of the Third Supplemental Indenture, which subdivision (I) is hereby deleted in its entirety, and in lieu of the provisions of subdivision (II) of Section 1 of Article I of the Third Supplemental Indenture insofar as such provisions of such subdivision (II) relate to any redemption of the Bonds of the Fourth Series by application of cash delivered to or deposited with the Corporate Trustee pursuant to the provisions of Section 39 or Section 64 of the Mortgage, which provisions of such subdivision (II) are hereby deleted in their entirety.

         (c) Subdivision (II) of Section 1 of Article I of the Third Supplemental Indenture is hereby further amended by amending the first proviso thereof, in lines nine through sixteen thereof, in its entirety to read as follows:

         "provided, however, that in the case of application of cash delivered to the Corporate Trustee pursuant to the provisions of Section 2 hereof, If the date fixed for such redemption shall be prior to January 1 of the calendar year in which such delivery of cash shall become due under the provisions of Section 2 hereof, they shall be redeemed in accordance with the provisions of clause (b) of the Sixth Supplemental Indenture at a price equal to 100% of the principal amount of the bonds being redeemed plus interest accrued thereon to the date of redemption together with a premium equal to the Yield-

         Maintenance Amount, if any, with respect to the bonds being redeemed."

         (d) All partial redemptions of Bonds of the Fourth Series shall be made ratably among all registered owners thereof in the proportions which the principal amount of the Bonds held by each registered owner bears to the aggregate principal amount of all Bonds of the Fourth Series then outstanding, computed to the nearest $1,000 principal amount of the Bonds.

         (e) In the event that the principal amount of the Bonds of the Fourth Series is declared due and payable upon the occurrence of a Default or becomes due and payable pursuant to Section 73 of the Mortgage, there shall then become due and payable, together with the principal amount of the Bonds of the Fourth Series and interest accrued thereon, a premium equal to the amount of the Yield Maintenance Amount which would have been payable with respect to such Bonds of the Fourth Series, if they had been redeemed at the option of the Company pursuant to Section 1 in this Sixth Supplemental Indenture on the date on which the Bonds of the Fourth Series became due and payable; provided that such premium, if any, with respect to the Bonds of the Fourth Series shall become due and payable only if such Default is, or such sale is made following a Default, other than one specified in any of clauses (ix), (x) and (xi) of the definition of the term "Event of Default" contained in this Sixth Supplemental Indenture or subsections (e) or (f) of Section 65 of the Mortgage.

         SECTION 2. Except to the extent expressly set forth in this Sixth Supplemental Indenture, the Third Supplemental Indenture and the terms of the Bonds, as provided in the Third Supplementa1 Indenture, remain unchanged.

                                   ARTICLE II.

                           Covenants and Restrictions.

         The  following  covenants  and  restrictions  are  added  to the  Third
Supplemental  Indenture  effective  upon  the  date of this  Sixth  Supplemental
Indenture:

         SECTION 3. The Company covenants that, so long as any Bonds of the Fourth Series are outstanding, it will not merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of all or a Substantial Part of its assets, or assets which shall have contributed a Substantial Part of net income of the Company for any of the three fiscal years then most recently ended, to any Person; provided, however, that the Company may merge or consolidate with, or sell or transfer all or substantially all of its assets to, Minnesota Power, but only if (a) in the event that Minnesota Power is the continuing or surviving corporation or the acquiring corporation, Minnesota Power shall be a solvent corporation and shall expressly assume in writing all of the obligations of the Company under the Mortgage, the Third Supplementa1 Indenture, as amended by this Sixth Supplemental Indenture, the Bonds of the Fourth Series and the Bond Purchase Agreement, including all covenants therein and herein contained, and Minnesota Power shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and (b) the Company as the continuing or surviving corporation or Minnesota Power as the continuing or surviving corporation or acquiring corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or other disposition, be in default under any of such obligations.

         SECTION 4. The Company covenants that, so long as any Bonds of the Fourth Series shall remain outstanding, the Company will not issue, sell or otherwise dispose of any of its shares of capital stock to any Person other than Minnesota Power.

         SECTION 5. The Company covenants that, so long as any of the Bonds of the Fourth Series are outstanding, the Company shall not have any Subsidiaries.

         SECTION 6. A default by the Company in the observance of any covenant or agreement contained in Sections 3 through 5, inclusive, of this Sixth Supplemental Indenture or the occurrence of an Event of Default (as defined herein) shall be deemed to constitute an additional and independent Default under, and defined in, Section 65 of the Mortgage; provided that the Trustees shall not be charged with knowledge of any such default or Event of Default unless a Responsible Officer assigned to its Corporate Trustee Administration Department shall have actual knowledge thereof or shall have received written notice thereof from a registered owner of any Bond of the Fourth Series or from the Company. None of the additional Defaults provided for pursuant to this
Section 6 are intended or shall be deemed to limit any of the Defaults currently expressed in the Mortgage and none of the Defaults currently expressed in the Mortgage are intended or shall be deemed to limit any of the additional Defaults provided for pursuant to this Section 6.

                                  ARTICLE III.

                            Miscellaneous Provisions.

         SECTION 7. For purposes of the Third Supplemental Indenture and this Sixth Supplemental Indenture, the following terms shall have the meanings indicated below:

         "Bond Purchase Agreement" shall mean the Bond Purchase Agreement dated as of September 22, 1976, between the Company, Bankers Life Company and Lutheran Mutual Life Insurance Company, as amended by the Amendment to Purchase Agreement, dated the date of this Sixth Supplemental Indenture, between the Company and the Purchaser.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

         "Called Principal" shall mean, with respect to any Bond, the principal of such Bond that is to be redeemed.

         "Capitalized Lease Obligation" shall mean with respect to any Person any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense in accordance with such principles).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Discounted Value" shall mean, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

         "Event of Default" shall mean any of the following events which shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                  (i) the Company defaults in the payment of any principal of or premium, if any, or sinking fund payment payable with respect to any Bond of the Fourth Series when the same shall become due, either by the terms thereof or otherwise as provided in the Mortgage, the Third Supplemental Indenture, as amended by this Sixth Supplemental Indenture, or the Bond Purchase Agreement; or

                  (ii) the Company defaults in the payment of any interest on any Bond of the Fourth Series for more than 5 days after the due date; or

                  (iii) the Company, Minnesota Power or any Significant Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company, Minnesota Power or any Significant Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company, Minnesota Power or any Significant Subsidiary) prior to any stated maturity; or

                  (iv) any representation or warranty made by the Company in the Third Supplemental Indenture, this Sixth Supplemental Indenture or the Bond Purchase Agreement or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Sixth Supplemental Indenture or the Bond Purchase Agreement shall be false in any material respect on the date as of which made; or

                  (v) any representation or warranty made by Minnesota Power in the Guaranty or by Minnesota Power or any of its officers in any writing furnished in connection with or pursuant to the Guaranty shall be false in any material respect on the date as of which made; or

                  (vi) the Company fails to perform or observe any agreement, term or condition contained in the Mortgage, the Third Supplemental Indenture, as amended by the Sixth Supplemental Indenture, or the Bond Purchase Agreement; or

                  (vii) Minnesota Power fails to perform or observe any agreement, term or condition contained in the Guaranty or the Guaranty shall cease to be in full force
         and  effect  or  otherwise  shall  not  be  enforceable   in
         accordance with its terms or a proceeding shall be commenced by any governmental agency or authority having jurisdiction over Minnesota Power seeking to establish the invalidity or unenforceability of the Guaranty or Minnesota Power shall deny that it has any other liability or obligation under the Guaranty; or

                  (viii) the Company, Minnesota Power or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

                  (ix) any  decree or order for  relief in  respect of
         the Company, Minnesota Power or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the Bankruptcy Law), of any jurisdiction; or

                  (x) the Company, Minnesota Power or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company, Minnesota Power or any Significant Subsidiary, or of any Substantial Part of the assets of the Company, Minnesota Power or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to the Company, Minnesota Power or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

                  (xi) any such petition or application is filed, or any such proceedings are commenced, against the Company, Minnesota Power or any Significant Subsidiary and the Company, Minnesota Power or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings; or

                  (xii) any order, judgment or decree is entered in any proceedings against the Company or Minnesota Power decreeing the dissolution of the Company or Minnesota Power and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (xiii) any order, judgment or decree is entered in any proceedings against the Company decreeing a split-up of the Company which requires the divestiture of assets representing a Substantial Part of the assets of the Company or which requires the divestiture of assets which shall have contributed a Substantial Part of the net income of the Company for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (xiv) any order, judgment or decree is entered in any proceedings against Minnesota Power or any Significant Subsidiary decreeing a split-up of Minnesota Power or such Significant Subsidiary which requires the divestiture of assets representing a Substantial Part, or the divestiture of the stock of a MP-Subsidiary whose assets represent a Substantial Part of the consolidated assets of Minnesota Power and its MP-Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a MP-Subsidiary, which shall have contributed a Substantial Part of the consolidated net income of Minnesota Power and its MP-Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (xv) a final judgment in an amount in excess of $100,000 is rendered against the Company or a final judgment in an amount in excess of $5,000,000 is rendered against Minnesota Power or any Significant Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                  (xvi) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $100,000;

                  (xvii) Minnesota Power shall cease to own of record and beneficially 100% of the outstanding shares of capital stock of the Company.

         "Guaranty" shall mean that certain Guarantee Agreement dated as of October 8, 1976, made by Minnesota Power in favor of the holders of the Bonds of the Fourth Series.

         "MP-Subsidiary" shall mean any corporation at least 51% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by Minnesota Power either directly or through MP-Subsidiaries.

         "Minnesota Power" means Minnesota Power & Light Company, a Minnesota corporation.

         "Multiemployer Plan" shall mean any Plan which is a "multi employer plan" (as such term is defined in section 4001(a)(3) of ERISA).

         "Payment Default" shall mean any default in the payment of any principal, interest, premium or sinking fund payment with respect to any Bond of the Fourth Series when the same shall become due.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         "Plan" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made by the Company or any ERISA Affiliate.

         "Proceeds of Released Property" shall mean the aggregate of the cash deposited with or received by the Corporate Trustee pursuant to the provisions of Section 59, Section 60, Section 61 (except such cash as is to be paid over to the Company under the provisions of Section 61), or Section 62 of the Mortgage.

         "Purchaser" means Principal Mutual Life Insurance Company, successor to Bankers Life Company, and Century Life of America by Century Investment Management Company, successor to Lutheran Mutual Life Insurance Company.

         "Reinvestment Yield" shall mean, with respect to the Called Principal of any Bond, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant

Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

         "Remaining  Average  Life"  shall  mean,  with  respect  to the  Called
Principal of any Bond, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

         "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Bond, all redemption payments of such Called Principal and interest thereon that would be due on or after the Settlement Date from the sinking fund established pursuant to the Third Supplemental Indenture with respect to such Called Principal if no such redemption payment of such Called Principal were made prior to its scheduled due date.

         "Settlement Date" shall mean, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be redeemed.

         "Significant Subsidiary" shall mean any MP-Subsidiary (other than the Company) with consolidated revenues for its most recently ended fiscal year, as shown on its statement of income, which are greater than 15% of consolidated revenues of Minnesota Power and its MP-Subsidiaries for such fiscal year.

         "Subsidiary" shall mean any corporation at least 51% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

         "Substantial Part" shall mean when used with respect to assets or net income 10% or more of such assets or net income, respectively.

         "Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Yield Maintenance Amount" shall mean, in connection with any of the Bonds of the Fourth Series, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Bond over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield Maintenance Amount shall in no event be less than zero.

         SECTION 8. Unless otherwise defined herein, the terms defined in the Mortgage, as heretofore supplemented, shall for all purposes of this Sixth
Supplemental Indenture have the meanings specified in the Mortgage, as heretofore supplemented.

         SECTION 9. The Trustees hereby accept the trust herein declared, provided and created and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth and upon the following terms and conditions.

         The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article XVII of the Mortgage shall apply to and form part of this Sixth Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Sixth Supplemental Indenture.

         SECTION 10. Subject to the provisions of Article XVI and Article XVII of the Mortgage and Section 3 of this Sixth Supplemental Indenture, whenever in this Sixth Supplemental Indenture any of the parties hereto is named or referred to, this shall be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Sixth Supplemental Indenture contained by or on behalf of the Company or by or on behalf of the Trustees shall bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not.

         SECTION 11. Nothing in this Sixth Supplemental Indenture, express or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds Outstanding under the Mortgage, any right, remedy or claim under or by reason of this

Sixth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements of this Sixth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons Outstanding under the Mortgage.

          SECTION 12. This Sixth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, Superior Water, Light and Power Company, party hereto of the first part, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and on its behalf, and Chemical Bank, one of the parties hereto of the second part, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents and its corporate seal to be attested by one of its Trust Officers, and Peter Morse, one of the parties hereto of the second part, has hereunto set his hand and affixed his seal, all as of the day and year first written above.


                                        SUPERIOR WATER, LIGHT AND POWER COMPANY

                                        By:  E.G. McGillis
                                           ------------------------------------
                                             E.G. McGillis, President


Attest:

G.A. Hoffman
--------------------------
Gary A. Hoffman, Secretary

[SEAL]

Executed, sealed and delivered by
Superior Water, Light, and Power
Company in the presence of:

Janet A. Blake
--------------------------

--------------------------

                                               Chemical Bank, as Trustee

                                             By: P.J. Gilkeson
                                                -------------------------------
                                                 P.J. GILKESON, Vice President


[SEAL]

Attest:


M. B. Johnston
------------------------------
M. B. Johnston, Trust Officer


Executed, sealed and delivered by
Chemical Bank in the presence of:

Gregory P. Shea
------------------------------

------------------------------


                                                Peter Morse
                                                -------------------------------
                                                Peter Morse, as Trustee


Executed, sealed and delivered by
Peter Morse in the presence of:

Gregory P. Shea
------------------------------

------------------------------

STATE OF WISCONSIN           )
                             )   SS.
COUNTY OF DOUGLAS            )


         Personally came before me this 21st day of Mar, 1994, E. G. McGILLIS, to me known to me the President, and GARY A. HOFFMAN, to me known to be the Secretary of the above-named SUPERIOR WATER, LIGHT AND POWER COMPANY, the corporation described in and which executed the foregoing instrument, and to me personally known to be the persons who as such officers executed the foregoing instrument in the name and behalf of said corporation, who, being by me duly sworn, did depose and say and acknowledge that they are respectively the President and Secretary of said corporation, that the seal affixed to said instrument is the corporate seal of said corporation, and that they signed, sealed and delivered said instrument in the name and on behalf of said corporation by authority of its Board of Directors, and said E. G. McGILLIS and GARY A. HOFFMAN, then and there acknowledged said instrument to be the free act and deed of said corporation and that such corporation executed the same.

         Given under my hand and notarial seal this 21st day of Mar, 1994.


                                             Janet A. Blake
                                             ---------------------------------
                                             Notary Public, State of Wisconsin
                                             My Commission: 2/16/97
                                             [SEAL]

STATE OF NEW YORK              )
                               )  SS.
COUNTY OF NEW YORK             )

         Personally came before me this 23 day of March 1994, P. J. GILKESON, to me known to be a Vice President, and M. B. Johnston, to me known to be a Trust Officer, of the above-named Chemical Bank, the corporation described in and which executed the foregoing instrument, and to me personally known to be the persons who as such officers executed the foregoing instrument in the name and behalf of said corporation, who, being by me duly sworn, did depose and say and acknowledge that they are respectively a Vice President and a Trust Officer of said corporation, that the seal affixed to said instrument is the corporate seal of said corporation, and that they signed, sealed and delivered said instrument in the name and on behalf of said corporation by authority of its Board of Directors, and said Vice President and Trust Officer then and there acknowledged said instrument to be the free act and deed of said corporation and that such corporation executed the same.

         Given under my hand and notarial seal this 23 day of March, 1994.

                                           Annabelle DeLuca
                                           ---------------------------------
                                           Notary Public, State of New York
                                           My Commission:
                                           ANNABELLE DeLUCA
                                           Notary Public, State of New York
                                           NO. 01DE5013759
                                           Qualified in Kings County
                                           Certificate Filed in New York County
                                           Commission Expires July 15, 1995
                                           [SEAL]


STATE OF NEW YORK            )
                             )  SS.
COUNTY OF NEW YORK           )

         Personally came before me this 23 day of March, 1994 the above-named Peter Morse, to me known to be the person who executed the foregoing instrument, and acknowledged the same.

                                           Annabelle DeLuca
                                           ---------------------------------
                                           Notary Public, State of New York
                                           My Commission:
                                           ANNABELLE DeLUCA
                                           Notary Public, State of New York
                                           NO. 01DE5013759
                                           Qualified in Kings County
                                           Certificate Filed in New York County
                                           Commission Expires July 15, 1995
                                           [SEAL]

THIS INSTRUMENT DRAFTED BY:
---------------------------
Attorney William C. Williams
Bell, Metzner, Gierhart & Moore, S. C.
44 East Mifflin Street
P. O. Box 1807
Madison, WI 53701-1807
(608) 257-3764

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